Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-248234) of Fathom Holdings Inc. of our report dated June 15, 2020 (except for the paragraphs discussing the reverse stock split in Note 13, as to which the date is July 13, 2020), relating to the consolidated financial statements, which is incorporated by reference in this Form 8-K.

/s/ BDO USA, LLP

Raleigh, NC

February 8, 2021